Exhibit 10.11

Execution Version

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT, dated as of October 8, 2021 (this “Agreement”), is entered into by and among 1847 HOLDINGS LLC, a Delaware limited liability company (the “Issuer”), with its principal executive office at 590 Madison Ave., 21st Floor, New York, NY 10022 (the “Principal Office”), each of the parties listed on the signature page as Guarantor (each a “Guarantor” and collectively, the “Guarantors”; the Issuer and the Guarantors are hereinafter sometimes referred to individually as an “Obligor” and collectively as the “Obligors”), the purchasers identified on the signature pages hereof (such purchasers, together with their respective successors and permitted assigns, each a “Purchaser” and, collectively, the “Purchasers”), and LEONITE CAPITAL LLC, a Delaware limited liability company, as administrative agent for the Purchasers (together with its successors and permitted assigns in such capacity, the “Agent”).

RECITALS

A. The Issuer seeks to sell to Purchasers certain Secured Convertible Promissory Notes, each dated as of the date hereof (collectively, as each may be amended, restated, or otherwise modified from time to time, the “Notes”), in the aggregate original principal amount of Twenty-Four Million Eight Hundred Sixty Dollars ($24,860,000).

B. The obligations of the Issuer under this Agreement are (i) guaranteed by the Guarantors pursuant to that certain Guaranty Agreement (as defined herein) and (ii) secured by liens on and security interests in all or substantially all assets of the Issuer and the Guarantors, pursuant to the Security Agreement (as defined herein) and the other Transaction Documents.

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified:

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Control”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agent-Related Persons” means the Agent, together with its Affiliates and their respective directors, officers, agents, employees, advisors, shareholders and attorneys.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated to close.

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the holders of the Issuer’s Equity Interests as of the Closing Date, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the ordinary voting power for the election of directors of the Issuer (determined on a fully diluted basis); or (b) at any time, the Issuer shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Equity Interests of each other Obligor free and clear of all Liens (except Liens created by the Transaction Documents).

“Closing Date” means the date of this Agreement.

“Closing Date Acquisitions” means the acquisition of High Mountain Door & Trim, Inc. and Sierra Homes, LLC by 1847 Cabinet Inc.

“Closing Date Acquisition Documents” means (i) that certain Securities Purchase Agreement dated as of even date herewith, among 1847 Cabinet Inc., High Mountain Door & Trim, Inc., Sierra Homes, LLC and the sellers party thereto and any other agreement entered into in connection with or relating thereto.

“Closing Date Redemption” means the redemption of 2,632,278 Preferred Shares that were issued in connection with the acquisition of Kyle’s Custom Woodshop, Inc. and up to an additional 869,565 Preferred Shares that were issued in connection with the acquisition of Wolo Manufacturing Corp. and related companies for aggregate consideration not to exceed $8,054,239.

“Collateral” shall have the meaning provided in the Security Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means the common shares of the Issuer.

“Conversion Shares” means, collectively, the shares of Common Shares issuable upon conversion of any Note.

“EBITDA” means with respect to any period, an amount equal to the sum of (a) net income of Issuer for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Issuer’s net income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) the aggregate amount of interest required to be paid or accrued by Issuer during such period on all Indebtedness of the Issuer and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, all as determined in accordance with GAAP.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Existing Debt” means all Indebtedness of any Obligor existing on the Closing Date and disclosed on Schedule 1.1.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period minus unfinanced capital expenditures for such period to (b) the sum of (i) interest expense actually paid in cash for such period (excluding for the avoidance of doubt, any paid in kind or accrued interest), (ii) the aggregate amount of scheduled principal payments made during such period in respect of Indebtedness of Issuer and its Subsidiaries, (iii) without duplication of any amount set forth in the preceding subclause (ii), the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Indebtedness of Issuer and its Subsidiaries, to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, and (iv) the aggregate amount of taxes paid in cash by Issuer and its Subsidiaries during such period.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Guaranty” means that certain Guaranty Agreement, dated of even date herewith, by the Guarantors in favor of the Agent for the benefit of the Agent and the Purchasers, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” of any Person means, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all capital lease obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any lien or security interest on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, and (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock or other equity interests of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Information Certificate” means that certain information certificate, dated of even date herewith, delivered by Issuer and Guarantors to Agent.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated of even date herewith, by each Subsidiary that owns material patents or trademarks in favor of the Agent, for the benefit of the Agent and the Purchasers, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Interest Reserve Account” means an account of the Issuer that is subject to no Liens other than Liens in favor of the Agent, for the benefit of the Purchasers.

“Minimum Interest Reserve” means unrestricted cash in an amount equal to six (6) months of interest under the Notes.

“Leonite Capital” means Leonite Capital LLC, a Delaware limited liability company.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness, including New Subsidiary Debt, but excluding any Subordinated Debt as of such date to (b) EBITDA as of such date for the rolling four fiscal quarter period ending on such date, for Issuer and its Subsidiaries on a consolidated basis in accordance of GAAP.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Management Agreements” means, collectively, those certain management agreements between the Manager and each Obligor.

“Management Fee Subordination Agreements” means those certain management fee subordination agreements, dated as of even date herewith, by and among each Obligor, Manager and Agent.

“Manager” means 1847 Partners LLC.

“Material Adverse Effect” means, as reasonably determined by Purchasers, a material adverse effect on (i) the business, assets, operations or financial or other condition of the Issuer and the Guarantors, taken as a whole; (ii) the ability of the Issuer or the Guarantors to pay or perform the Obligations in accordance with the terms of this Agreement, any Note, and any other Transaction Document and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under this Agreement, any Note, and any other Transaction Document; or (iii) the rights and remedies of the Agent or any Purchaser under this Agreement, any Note, and any other Transaction Document or any related document, instrument or agreement.

“Material Agreement” means any agreement to which the Issuer, Guarantors or any of their respective Affiliates becomes a party after the date hereof, the termination of which could reasonably be expected to result in a Material Adverse Effect.

“New Subsidiary Debt” means Indebtedness of a Subsidiary of Issuer that becomes an Obligor after the Closing Date, which Indebtedness is used to finance the acquisition of assets or a business that will be held by such Subsidiary, as long as (w) such Indebtedness is subject to the Most Favored Lender Provisions and was incurred after each Purchaser declined in writing to exercise its right of first refusal in respect thereof pursuant to the terms of the Notes, (x) the applicable holder of such Indebtedness is not an Affiliate of Issuer or any of its Subsidiaries, (y) the applicable Holder of such Indebtedness enters into a customary subordination agreement with the Agent pursuant to which the Agent shall have a second Lien upon the assets of the applicable Obligor and otherwise in form and substance acceptable to the Agent and the Required Purchasers, and (z) no other Obligor has guaranteed such Indebtedness or granted any Liens upon its property to secure such Indebtedness.

“Note” means the convertible secured promissory notes issued by the Issuer to each Purchaser hereunder, as may be amended, amended and restated, or modified from time to time.

“Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Issuer to the Agent and the Purchasers, or any of them, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of each Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Issuer under each Note, this Agreement, and the other Transaction Documents, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Permitted Indebtedness” means (i) Indebtedness to the Purchasers under the Transaction Documents, (ii) the Seller Notes, (iii) the Indebtedness listed on Schedule 5(d), (iv) promissory notes issued to sellers of businesses that are acquired by the Issuer or any Subsidiary of the Issuer after the date hereof, and (v) New Subsidiary Debt.

“Permitted Issuances” means the issuance of (a) Common Shares or options to employees, officers or directors of the Issuer or consultants to the Issuer pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Issuer, provided, however, such issuance shall not exceed fifteen percent (15%) of the Common Shares issued and outstanding as of the date hereof, (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Issuer or securities issued in financing transactions, the primary purpose of which is to finance acquisitions or strategic transactions approved by a majority of the disinterested directors of the Issuer, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company and shall provide to the Issuer additional benefits in addition to the investment of funds, but shall not include a transaction in which the Issuer is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) Common Shares, options or convertible securities issued to in connection with the provision of goods pursuant to transactions approved by a majority of the disinterested directors of the Issuer, and (e) Common Shares, options or convertible securities issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved a majority of the disinterested directors of the Issuer.

“Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Preferred Shares” means preferred shares of the Issuer.

“Pro Rata Obligations” means, with respect to a Purchaser, as of any date of determination, the percentage obtained by dividing (i) the outstanding principal amount owed on the Note(s) held by such Purchaser by (ii) the outstanding principal amount owed on the Notes held by all Purchasers.

“Required Purchasers” means, at any time, Purchasers whose aggregate Pro Rata Obligations exceed 50%; provided, that at any time that Silac is a Purchaser, Required Purchasers shall include Silac.

“Security Agreement” means that certain Security Agreement, dated of even date herewith, by and among the Issuer, the Guarantors and the Agent, for the benefit of the Agent and the Purchasers, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Securities” means the Notes and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Notes” means, collectively, (i) that certain 6 % Amortizing Promissory Note by 1847 Asien Inc. to Joerg Christian Wilhelmsen and Susan Kay Wilhelmsen, as Trustees of the Wilhelmsen Family Trust, U/D/T dated May 1, 1992; (ii) that certain Vesting Promissory Note by 1847 Cabinet Inc. to Stephen Mallatt, Jr. and Rita Mallatt; (iii) that certain 6% Subordinated Convertible Promissory Note by 1847 Cabinet Inc. to Steven J. Parkey; and (iv) that certain 6% Subordinated Convertible Promissory Note by 1847 Cabinet Inc. to Jose D. Garcia.

“Seller Note Subordination Agreements” means, collectively, those certain seller note subordination agreements, dated as of even date herewith, among each applicable Obligor, Agent, and each holder of a Seller Note.

“Silac” means Silac Insurance Company.

“Subordinated Debt” means, collectively, the debt owed by Obligors under the Seller Notes and any other debt incurred by any Obligor that is contractually subordinated to the debt owing by the Obligors to Purchasers on terms acceptable to Purchasers in their sole discretion (and identified as being such by the Issuer and Purchasers) and shall include the obligations of the Obligors arising under the Seller Notes.

“Subordination Agreement” means, collectively, (i) the Seller Note Subordination Agreements, (ii) the Management Fee Subordination Agreements, and (iii) any other subordination agreement in form and substance acceptable to the Agent and the Required Purchasers in their sole discretion entered into by and among the Agent, one or more Obligors, and the holder of any Subordinated Debt.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the OTCQB, the OTCQX, or the OTC Pink Marketplace (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Notes, the Security Agreement, the Guaranty, the Intellectual Property Security Agreement, the Management Fee Subordination Agreements, the Seller Note Subordination Agreements, and each related agreement, document and instrument executed in connection herewith or therewith from time to time.

“Transfer Agent” means VStock Transfer, LLC, and any successor transfer agent of the Issuer.

“Transfer Agent Instruction Letter” means the letter from the Issuer to the Transfer Agent which instructs the Transfer Agent to issue Common Shares upon conversion of any Note.

Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A or in the applicable Notes.

2. The Notes.

(a) Issuance of the Notes. At the Closing (as defined below) the Issuer agrees to issue and sell to Purchasers, and, subject to all of the terms and conditions hereof, Purchasers agree to purchase, the Notes. The sale and purchase of the Notes shall take place at a closing (the “Closing”) to be held at such place and time as the Issuer and Agent may determine (the “Closing Date”). At the Closing, the Issuer will deliver the Notes to the Purchasers, and the Purchasers will advance the purchase price as set forth in the Notes. Each Note will be registered in the applicable Purchaser’s name in the Issuer’s records.

(b) Use of Proceeds. The proceeds of the sale and issuance of the Notes will be used (i) to repay the Existing Debt, (ii) to fund the Closing Date Redemption, and (iii) to fund a portion of the purchase price of the Closing Date Acquisitions.

(c) Payments. The Issuer will make all cash payments due under each Note in immediately available funds by 2:00 P.M. (prevailing Eastern Time) on the date such payment is due in such manner as the Agent or the applicable Purchaser may direct in writing from time to time.

(d) Pro Rata Treatment. Except to the extent otherwise provided herein or in the Notes, (i) each payment or prepayment of principal of the Notes by the Issuer or any other Obligor shall be made for account of the Purchasers pro rata in accordance with their respective Pro Rata Obligations; and (ii) each payment of interest on the Notes by the Issuer or any other Obligor shall be made for account of the Purchasers pro rata in accordance with the their respective share of the interest outstanding on the Notes.

(e) Pro Rata Sharing. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (x) Obligations due and payable to such Purchaser hereunder and under the other Transaction Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Purchaser at such time to (ii) the aggregate amount of the Obligations due and payable to all Purchasers hereunder and under the other Transaction Documents at such time) of payments on account of the Obligations due and payable to all Purchasers hereunder and under the other Transaction Documents at such time obtained by all the Purchasers at such time, or (y) Obligations owing (but not due and payable) to such Purchaser hereunder and under the other Transaction Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Purchaser at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Purchasers hereunder and under the other Transaction Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Purchasers hereunder and under the other Transaction Documents at such time obtained by all of the Purchasers at such time, then, in each case under clauses (x) and (y) above, the Purchaser receiving such greater proportion shall (A) notify the Agent of such fact, and (B) purchase (for cash at face value) participations in the Notes of the other Purchasers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of Obligations then due and payable to the Purchasers or owing (but not due and payable) to the Purchasers, as the case may be; provided, that: (1) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (2) the provisions of this Section 2(e) shall not be construed to apply to any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Notes to any assignee or participant. The Obligors consent to the foregoing and agree, to the extent they may effectively do so under legal requirements, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against the Obligors rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of the Obligors in the amount of such participation.

3. Representations and Warranties of the Obligors. The Obligors, jointly and severally, represent and warrant to Agent and each Purchaser, that:

(a) Due Organization, Qualification, etc. Each Obligor is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each Obligor (i) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party; and (ii) is duly qualified, licensed to do business and in good standing in each jurisdiction in which the failure to be so qualified, licensed or in good standing could reasonably be expected to have a Material Adverse Effect. Each Obligor has caused to be delivered to Agent correct and complete copies of its Organizational Documents (as defined below), which documents reflect all amendments made thereto at any time prior to the Closing Date. No Obligor is in default under or in violation of any provision of its Organizational Documents.

(b) Authority. The execution, delivery and performance by each Obligor of each Transaction Document to which it is a party, and the consummation of the transactions contemplated thereby (i) are within the power of such Obligor and (ii) have been duly authorized by all necessary company action on the part of such Obligor.

(c) Enforceability. Each Transaction Document executed, or to be executed, by each Obligor has been, or will be, duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by each Obligor of the Transaction Documents to which it is a party and the performance and consummation of the transactions contemplated thereby do not and will not: (i) violate such Obligor’s certificate of incorporation or formation, bylaws or operating agreement (collectively, the “Organizational Documents”), as applicable, or any judgment, order, writ, decree, statute, rule or regulation applicable to such Obligor; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which such Obligor is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of such Obligor or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to such Obligor, its business or operations, or any of its assets or properties.

(e) Approvals. Except (i) the notice and/or application(s) to the Transfer Agent for the issuance and sale of the Securities and the listing of the Conversion Shares for trading on each applicable Trading Market in the time and manner required thereby, (ii) the filing of a Form D with the Commission and such filings as are required to be made under applicable state securities laws and (iii) as set forth in the Organizational Documents, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the stockholders or other equity holders of any Person) is required in connection with the execution, delivery and performance of the Transaction Documents executed by each Obligor and the performance and consummation of the transactions contemplated thereby.

(f) Compliance with Laws. Each Obligor and each of its directors and officers have complied with and are in compliance, in all material respects, with all laws, statutes, rules, regulations, judgments, or orders which are applicable to it and its business, and within the two (2) years prior to the Closing Date and any subsequent Closing Date, no claims have been filed against any such Persons alleging any such violations and no such Person has received any written notice of any such violations.

(g) Capitalization and Subsidiaries. The authorized, issued and outstanding Equity Interests of each Obligor and their Subsidiaries consist solely of the Equity Interests described on Schedule 3(g) hereto. All of such issued and outstanding Equity Interests have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in this Agreement (including the Notes), or on Schedule 3(g), there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued Equity Interests or other securities of any Obligor, or any other written agreements of the Issuer to issue any such securities or rights. Other than any Subsidiaries listed on Schedule 3(g) hereto, no Obligor has any Subsidiaries.

(h) Absence of Undisclosed Liabilities and Obligations. No Obligor has any liability or obligation, either accrued, absolute, direct, or to such Obligor’s knowledge, contingent or indirect, or otherwise, whether as principal, agent, partner, co-venturer, guarantor or in any capacity whatsoever other than (i) as set forth on the Latest Balance Sheet (as defined below), and (ii) obligations and liabilities since the date of the Latest Balance Sheet that are not individually or in the aggregate material.

(i) Litigation. There is no pending or, to the best knowledge of any Obligor, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over any Obligor, or any of their Affiliates, that could have a Material Adverse Effect. Neither the Issuer nor any Guarantor, nor any director or officer thereof, is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Except as set forth on Schedule 3(i) hereto, there is no pending, or to the best knowledge of any Obligor, basis for a threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over any Obligor or any of their respective Affiliates.

(j) Financial Statements.

(i) The Obligors have delivered to the Agent copies of: (A) the unaudited balance sheet of the Obligors as of the end of August 2021 (the “Latest Balance Sheet”) and the related unaudited statement of income for the most recent 12-month period then ended for the Obligors, and (B) balance sheets and statements of income, cash flows and retained earnings of each Obligor for the two most recent fiscal years for which the same are available (collectively, the “Financial Statements”).

(ii) Each of the Financial Statements (A) is consistent with such Obligor’s books and records and presents fairly in all material respects the financial condition and results of operations for such Obligor as of the times and for the periods referred to therein, and (B) has been prepared in accordance with GAAP, subject to the absence of footnote disclosure.

(k) Stop Transfer. The Securities, when issued, will be restricted securities. The Issuer will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to Agent.

(l) No Integrated Offering. Neither the Issuer nor any of its Affiliates, nor any Person acting on their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Issuer for purposes of the Securities Act or any applicable stockholder approval provisions. The Issuer will not take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings. The Issuer will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities.

(m) No General Solicitation; Private Placement. Neither the Issuer, the Guarantors nor, to the Obligors’ knowledge, any Person acting on behalf of an Obligor has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities. Assuming the accuracy of the Agent’s and Purchasers’ representations and warranties set forth in Section 4(b), no registration under the Securities Act is required for the offer and sale of the Securities by the Issuer to the Purchasers under the Transaction Documents.

(n) Acknowledgement Regarding Purchasers’ Purchase of the Securities. Each Obligor acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Each Obligor further acknowledges that each Purchaser is not acting as a financial advisor or fiduciary of any Obligor (or in any similar capacity) with respect to the Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and any advice given by each Purchaser or any of their respective representatives or agents in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to each Purchaser’s purchase of the Securities. Each Obligor further represents to each Purchaser that each Obligor’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation by such Obligor and its representatives.

(o) Investment Company. No Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p) Solvency. Based on the financial condition of the Issuer as of the Closing Date (and assuming that such Closing shall have occurred), (i) the Issuer’s saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Issuer’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Issuer’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Issuer, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Issuer, together with the proceeds the Issuer would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Issuer will not incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(q) Regulatory Permits. Each Obligor possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and no Obligor has received any notice of proceedings relating to the revocation or material modification of any such certificate, authorization or permit.

(r) Taxes. Each Obligor has made and filed through the date hereof (and has valid extensions for applicable period thereafter) all federal and state income and all other Tax returns, reports, and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that such Obligor has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of each Obligor, there are no unpaid Taxes claimed to be due by the taxing authority of any jurisdiction, and the managers and officers of each Obligor know of no basis for any such claim.

(s) Assets.

(i) Each Obligor has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it or located on its premises that is material to the business of the Obligors, free and clear of all liens and encumbrances except for (i) such liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Obligor and (ii) liens for the payment of federal, state or other taxes, as to which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties.. Each Obligor’s leased premises, material equipment and other material tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business. No Obligor owns, or has ever owned, any real property, and no Obligor is a party to any agreement or option to purchase any real property or interest therein.

(ii) Schedule 3(s)(ii) attached hereto (as the same may be updated from time to time) sets forth a list of all of the leases, subleases, licenses, concessions and other agreements (written or oral, and including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (collectively, the “Leases”) pursuant to which any Obligor holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property. With respect to each Lease: (A) the Lease is legal, valid, binding, enforceable and in full force and effect; (B) none of the Obligors is, and to the knowledge of any Obligor, no other party to such Lease is, in breach or default in any material respect, and to the knowledge of each Obligor, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration under the Lease; (C) none of the Obligors or, to the knowledge of any Obligor, any other party, has initiated any disputes or forbearance programs with respect to the Lease; and (D) no Obligor has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

(t) Contracts.

(i) For purposes of this Section 3(t), “Company Contract” shall mean each of the following contracts, agreements or commitments to which any Obligor is a party or by which it or its assets or its business is bound or affected, whether written or oral: (A) any bonus, pension, revenue sharing, profit sharing, retirement plan or deferred compensation plan; (B) any contract relating to employment, confidentiality, non-competition and/or proprietary rights, and any agreement providing for severance or change of control benefits; (C) any agreement, indenture or other arrangement relating to Indebtedness or to mortgaging, pledging or otherwise placing a lien or encumbrance on any of its assets; (D) any contract under which such entity has advanced or loaned any other Person amounts in the aggregate exceeding $50,000; (E) any contract relating to lending or investing of funds; (F) any license or royalty agreement; (G) any guaranty of any obligation, other than endorsements made for collection; (H) any material management, consulting, advertising, marketing, promotion, technical services, advisory or other similar contract or arrangement; (I) any material agreement with any material customer or material supplier; (J) any contract or group of related contracts with the same party continuing over a period of more than six (6) months from the date or dates thereof, not terminable by Obligor on thirty (30) days or less notice without penalties, or involving more than $50,000; (K) any contract which prohibits any Obligor or any of their respective officers or employees from freely engaging in business anywhere in the world; (L) any joint venture agreement or agreement relating to the acquisition or sale of any company, business, division or other enterprise, whether in the form of stock purchase, asset acquisition or otherwise; or (M) any agreement, contract or commitment for the purchase or sale of any goods or services at rates or terms which are materially different from generally available rates or terms, including purchase or sale commitments entered into in settlement of claims or prior obligations.

(ii) All Company Contracts of the Obligors are listed on Schedule 3(t) hereto.

(iii) Each Company Contract was entered into in the ordinary course of business consistent with past practices, is in full force and effect, is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the applicable Obligor(s) and to the knowledge of each Obligor, each other party thereto. No Obligor has given or received, and, to the knowledge of each Obligor, no fact or circumstance exists which could reasonably be expected to give rise to, with the passage of time or the giving of notice or both, any material breach, notice of material default, termination or partial termination under any Company Contract, and there is no existing or continuing default by any Obligor or, to its knowledge, any other party in the performance or payment of any obligation under any such contract, agreement or commitment, and each Obligor is in compliance in all material respects with the provisions of each such Company Contract. No Obligor has any knowledge of any anticipated breach or expectation or intention on the part of any party to not fully perform any obligation under any such Company Contract.

(u) Intellectual Property.

(i) Schedule 3(u) hereto (as the same may be updated from time to time) contains a true, complete and accurate list of all (A) patented or registered intellectual property owned or used by any Obligor, (B) pending patent applications and applications for registrations of other intellectual property filed by any Obligor, (C) material unregistered trade names, internet domain names and company names owned or used by any Obligor, and (D) material unregistered trademarks, service marks, and computer software owned or used by any Obligor. Schedule 3(u) also contains a true, complete and accurate list of all licenses and other rights granted by any Obligor to any third party with respect to any intellectual property and all licenses and other rights granted by any third party to any Obligor with respect to any intellectual property (other than off-the-shelf software packages), in each case identifying the subject intellectual property.

(ii) No Obligor is using, or reasonably anticipates it will need to use in the future, any intellectual property that is owned by any Affiliate of any Obligor, any member of any Obligor or any Affiliate of any member of an Obligor.

(iii) No Obligor has any proprietary or confidential information that is owned or claimed by third parties and that is not rightfully in the possession of an Obligor, and each Obligor has complied in all material respects with all contracts governing the disclosure and use of proprietary or confidential information.

(iv) No Obligor has received a notice (written or otherwise) that any right in any intellectual property has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.

(v) Affiliate Transactions. Except as set forth in Schedule 3(v) attached hereto, there is no Indebtedness owed to any Obligor by any Affiliate of an Obligor, or by any Obligor to any Affiliate. Except as set forth in Schedule 3(v) and except for employment arrangements made in the ordinary course of business, no member of any Obligor, nor any Affiliate of any member of an Obligor, is a party to any agreement, contract, commitment, arrangement or transaction with Issuer or the Guarantors or any of their Affiliates which (i) pertains to the business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business or (ii) benefits, directly or indirectly, any such member or its Affiliates.

(w) Closing Date Acquisitions. The Closing Date Acquisition Documents delivered to Agent are true, complete, and correct copies of such agreements, and the Obligors have delivered to Agent true, complete, and correct copies of all material amendments, supplements, and modifications thereto. As of the Closing Date, the Closing Date Acquisitions have been consummated in accordance with the terms of the Closing Date Acquisition Documents.

(x) Seller Notes. The Seller Notes delivered to Agent are true, complete, and correct copies of such Seller Notes.

(y) Disclosure. All information furnished to the Agent, Purchasers or the foregoing’s counsel by or on behalf of the Obligors in connection with the transactions contemplated hereby or thereby, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein not misleading. There is no fact of which any Obligor is aware that has not been disclosed to the Agent or the Purchasers and that is or could reasonably be expected to have a Material Adverse Effect.

4. Representations and Warranties of Purchasers. The Agent and Purchasers, as applicable, represent and warrant to each Obligor upon the acquisition of each Note as follows:

(a) Binding Obligation. The Agent and each Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform the Agent’s and Purchasers’ obligations hereunder. Each of this Agreement and each other Transaction Document to which the Agent or each Purchaser is a party is a valid and binding obligation of the Agent or Purchaser, as applicable, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. The Purchasers have been advised that the Securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchasers are aware that the Issuer is under no obligation to effect any such registration with respect to the Securities. The Purchasers are purchasing the Securities for the Purchasers’ own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof (this representation and warranty not limiting such Purchasers’ right to sell the Securities in compliance with applicable federal and state securities laws). The Purchasers have such knowledge and experience in financial and business matters that the Purchasers are capable of evaluating the merits and risks of such investment, are able to incur a complete loss of such investment and are able to bear the economic risk of such investment for an indefinite period of time. Each Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

5. Covenants of the Obligors. Each Obligor, jointly and severally, hereby covenants that from and after the date of this Agreement and so long as any of the Obligations are outstanding:

(a) Use of Proceeds. The Issuer will use the proceeds of the sale of the Notes solely (i) to repay the Existing Debt, (ii) to fund the Closing Date Redemption, and (iii) to pay a portion of the purchase price for the Closing Date Acquisitions. No portion of the proceeds of the sale of the Notes shall be used by the Issuer to purchase or carry “margin stock”, as such term is defined in Regulation U of the Board of Governors of the Federal Reserve, or otherwise in violation of such Regulation U or other applicable law. The Obligors will supply to the Agent such additional information and documents that the Agent may reasonably request with respect to the use of proceeds and will permit the Agent to have access to any and all records and information and personnel as the Agent deems necessary to verify such use of proceeds.

(b) Transfers; Sale of Assets, Etc. No Obligor will, nor will it permit any Subsidiary to, without the Agent’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business, or wind up, liquidate or dissolve (including any declaration of bankruptcy) or sell or transfer any assets outside of the ordinary course of business to (i) any Person who is not an Obligor or (ii) is party to any New Subsidiary Debt.

(c) Organizational Documents. No Obligor will amend, modify or restate, or permit the amendment, modification or restatement of, its Organizational Documents.

(d) Indebtedness. No Obligor will, nor will it permit any of its Subsidiaries to, create, incur, assume, or suffer to exist any Indebtedness, except Permitted Indebtedness.

(e) Liens. No Obligor shall, without the prior written consent of Agent, incur, create, assume or suffer to exist any Lien on any of its property of assets whether now owned or hereinafter acquired except for (i) Liens in connection with the Transaction Documents, (ii) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; (iii) non-consensual Liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; (iv) Liens on property securing indebtedness incurred by the Obligors to provide funds for all or a portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property; (v) Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by the Obligors in the ordinary course of business, including, without limitation, those Liens listed on Schedule 5(e) (“Purchase Money Liens”), and (vi) Liens on property of Obligors incurred using the proceeds of New Subsidiary Debt securing such New Subsidiary Debt.

(f) Investments; New Subsidiaries. In the event any Obligor forms or acquires any other Subsidiary after the date hereof, such Obligor shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty Agreement, Security Agreement and such Transaction Documents as the Agent may then require, and the Obligors shall also deliver to the Agent, or cause such Subsidiary to deliver to the Agent, at the Obligors’ cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Agent in connection therewith; provided, however, that with respect to any Obligors acquired using the proceeds of New Subsidiary Debt, the Agent’s Lien will be a second priority Lien and the Agent’s Lien and other rights in such Collateral will be subordinate to the Lien and rights of the lender providing the New Subsidiary Debt.

(g) Affiliate Transactions. No Obligor will, nor will it permit any of its Subsidiaries to lend money, give credit, make advances to or enter into any transaction with any officers, directors, employees, Subsidiaries and Affiliates of any Obligor, except (i) transactions between or among Obligors, including, without limitation, intercompany indebtedness, (ii) the Management Agreements, and (iii) transactions in the ordinary course of business on terms no less favorable to the applicable Obligor than those that could be obtained in an arm’s length transaction with an unrelated third party.

(h) Restricted Payments. No Obligor will, nor will it permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution (including a distribution of cash or other property) on any class of its membership units or other equity interests, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any class of its membership units or other equity interests or Indebtedness subordinated to the Obligations or any guarantee thereof or any options, warrants, or other rights to purchase such membership units or other equity interests or such Indebtedness (specifically including any payment or reimbursement obligation in connection with any purchase or buy-in right with respect thereto), whether now or hereafter outstanding (each, a “Restricted Payment”); provided, that the Issuer may (i) make the Closing Date Redemption and (ii) other Restricted Payments so long as (A) the Issuer shall have funded the Minimum Interest Reserve in unrestricted cash to the Interest Reserve Account and (B) the Obligors are in pro forma compliance with Section 5(l)(ii) hereof measured as of the most recent month end after giving effect to the Restricted Payment.

(i) Interest Reserve Account. Issuer shall establish and maintain the Interest Reserve Account and shall not make payments out of such Interest Reserve Account, other than payments of Interest under the Notes.

(j) Notice of Events of Default. Each Obligor shall immediately provide written notice to the Agent of the occurrence of any Event of Default, or any event or condition which, with the passage of time or giving of notice or both, would constitute an Event of Default.

(k) Reporting. The Obligors shall cause to be prepared and delivered the following to the Agent:

(i) As soon as available, but in any event within one hundred eighty (180) days after the end of Issuer’s fiscal year, audited financial statements of each Obligor prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Agent.

(ii) As soon as available and in any event no later than thirty (30) days after the end of each fiscal quarter of the Obligors, unaudited financial statements for each Obligor (which shall be prepared in accordance with GAAP), including a balance sheet and statements of income and cash flows showing the cash distributed in such fiscal quarter.

In addition, each Obligor shall, promptly following the Agent’s request, provide the Agent with such records, reports and other information that the Agent may reasonably request from time to time.

It is acknowledged and agreed that: (i) the filing of Issuer’s Form 10-K with the Securities and Exchange Commission within the time required under the rules and regulations of the Securities and Exchange Commission after the end of each fiscal year of Issuer; and (ii) the filing of Issuer’s Form 10-Q with the Securities and Exchange Commission within the time required under the rules and regulations of the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Issuer, shall be deemed to satisfy the requirements of clauses (i) and (ii) above.

(l) Insurance. Each Obligor shall keep its business and the Collateral insured for risks and in amounts standard for companies in such Obligor’s industry and location, and as Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent, in its capacity as agent of the Purchasers, as an additional loss payee and all liability policies shall show Agent, in its capacity as agent of the Purchasers, as an additional insured and all policies shall provide that the insurer must give Agent at least thirty (30) days’ notice (or ten (10) days in the case of non-payment of premiums) before canceling its policy. At Agent’s request, each Obligor shall deliver certified copies of policies and evidence of all premium payments. If any Obligor fails to obtain insurance as required hereunder or to pay any amount or furnish any required proof of payment to third persons, Agent may make all or part of such payment or obtain such insurance policies required hereunder, and take any action under the policies which the Agent reasonably deems prudent. On or prior to the Closing Date and prior to each policy renewal, each Obligor shall furnish to Agent certificates of insurance or other evidence satisfactory to Agent that insurance complying with all of the above requirements is in effect.

(m) Certain Financial Covenants.

(i) Maximum Debt to EBITDA. Issuer and its Subsidiaries shall not permit the Leverage Ratio for any twelve fiscal month period set forth in the table below to be less than the ratio set forth opposite thereto

Calendar Quarter Ending	Maximum Leverage Ratio
December 31, 2021	5.00:1.00
March 31, 2022 through December 31, 2022	4.75:1.00
March 31, 2023 and thereafter	4.50:1.00

(ii) Fixed Charge Coverage Ratio. Issuer and its Subsidiaries shall not permit the Fixed Charge Coverage Ratio for any twelve fiscal month period set forth in the table below to be less than the ratio set forth opposite thereto.

Calendar Quarter Ending	Minimum Fixed Charge Coverage Ratio
December 31, 2021	1.50:1.00
March 31, 2022 through December 31, 2022	1.55:1.00
March 31, 2023 and thereafter	1.60:1.00

(n) Tax Returns. Obligors shall timely file all Tax returns (or any extensions related thereto) and timely pay all foreign, federal, state and local Taxes owed by such Obligors, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans of each Obligor in accordance with their terms if the failure to fund any such plans could reasonably be expected to result in a Material Adverse Effect.

(o) Post-Closing Covenants. Not later than 30 days after the Closing Date (or such later date as Agent shall agree to in writing), the Obligors shall have delivered to the Agent:

(i) endorsements satisfactory to the Agent with respect to each Obligor’s liability insurance and property insurance policies, which shall name Agent as lender’s loss payable and additional insured, as applicable, and provide for notice of cancellation and/or additional insured clauses or endorsements in favor of Agent as Agent shall request;

(ii) landlord consents and waivers on such real property leased by the Obligors as Agent shall request, in each case in form and substance reasonably satisfactory to the Agent;

(iii) account control agreements with respect to each Obligor’s operating and investment accounts as Agent shall request, in form and substance reasonably satisfactory to the Agent;

(iv) original stock certificates and promissory notes, together with duly executed transfer powers, with respect to all stock and other Equity Interest certificates and promissory notes included in the Collateral; and

(v) evidence that Obligors have caused each of (x) UCC No. U200028512523, filed by Wells Fargo Commercial Distribution Finance, LLC against Asien’s Appliance, Inc. with the State of California, and (y) UCC No. U210085409433, filed by Brandsource Financial, LLC against Asien’s Appliance, Inc. with the State of California, to either be terminated or amended to limit the collateral described therein to inventory financed through the applicable floor plan program, proceeds thereof, and related assets.

6. Other Agreements of the Parties.

(a) Transfer Restrictions.

(i) The Purchasers agree that the Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws, to each Purchaser or to an Affiliate of such Purchaser or in connection with a pledge as contemplated in Section 6(a)(ii), the Company may require the transferor thereof to provide to the Issuer an opinion of counsel selected by the transferor and reasonably acceptable to the Issuer, the form and substance of which opinion shall be reasonably satisfactory to the Issuer, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(ii) The Purchasers agree to the imprinting, so long as is required by this Section 6(a)(ii), of a legend on any of the Securities in the following form or a substantially similar form as may be required:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE] [NOR THE SECURITIES FOR WHICH THIS SECURITY MAY BE EXERCISED] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [CONVERSION/EXERCISE] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Issuer acknowledges and agrees that each Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, each Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Issuer and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At each Purchaser’s expense, as applicable, the Issuer will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are registered under a registration statement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(iii) Certificates evidencing the Securities shall not contain any legend (including the legend set forth in Section 6(a)(ii) hereof): (i) while a registration statement covering the resale of such Securities is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144, (iii) if such Securities are eligible for sale under Rule 144, without the requirement for the Issuer to be in compliance with the current public information required under Rule 144 as to such Securities and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Issuer shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the events described in clauses (i)-(iv) in the immediately preceding sentence if required by the Transfer Agent to effect the removal of the legend hereunder. The Issuer agrees that following such time as such legend is no longer required under this Section 6(a)(iii), it will, no later than two days following the delivery by a Purchaser to the Issuer or the Transfer Agent of a certificate representing Securities issued with a restrictive legend (such second Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Issuer may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 6.

(iv) If by the Legend Removal Date, the Issuer shall fail to cause to be issued and delivered to a Purchaser a certificate representing such Securities that is free from all restrictive and other legends, and if on or after such Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by such Purchaser of Common Shares that such Purchaser anticipated receiving from the Issuer without any restrictive legend (the “Covering Shares”), then the Issuer shall, (1) within two Trading Days after such Purchaser’s request, pay cash to such Purchaser in an amount equal to the excess (if any) of such Purchaser’s total purchase price (including brokerage commissions, if any) for the Covering Shares, over the product of (A) the number of Covering Shares, times (B) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including brokerage commissions, if any) and (2) deliver to such Purchaser the Securities that would have been issued had the Issuer timely complied with its delivery obligations hereunder.

(b) Acknowledgment of Dilution. The Issuer acknowledges that the issuance of the Securities may result in dilution of the outstanding Common Shares, which dilution may be substantial under certain market conditions. The Issuer further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Conversion Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Issuer may have against a Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Issuer.

(c) Furnishing of Information; Public Information. Until the date that the Purchasers own no Securities, the Issuer agrees to timely file (or obtain extensions in respect thereof and file within the applicable grace period) after the date hereof all reports required to be filed by the Issuer on the date hereof pursuant to the Securities Act even if the Issuer is not then subject to the reporting requirements of the Securities Act.

(d) Integration. The Issuer shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

(e) Conversion and Exercise Procedures. The form of Notice of Conversion included in each Note sets forth the totality of the procedures required of a Purchaser in order to convert such Note. Without limiting the preceding sentence, no ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required in order to convert any Note. No additional legal opinion, other information or instructions shall be required of a Purchaser to convert any Note. The Issuer shall honor conversions of the Notes and shall deliver Conversion Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

(f) Securities Laws Disclosure; Publicity. The Issuer shall (a) at or before 9:00 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. Thereafter, the Issuer shall timely file any filings and notices required by the SEC or applicable law with respect to the transactions contemplated hereby and provide copies thereof to the Agent promptly after filing. From and after the issuance of such press release, the Issuer represents to the Agent that it shall have publicly disclosed all material, non-public information delivered to the Agent by the Issuer or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Issuer and Agent shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Issuer, Agent nor Purchasers shall issue any such press release nor otherwise make any such public statement without the prior consent of the Issuer, with respect to any press release of Agent or Purchasers, or without the prior consent of Agent, with respect to any press release of the Issuer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Issuer shall not publicly disclose the name of Agent or Purchasers, or include the name of Agent or Purchasers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Agent or each Purchaser, as applicable, except: (a) as required by federal securities law in connection with the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or trading market regulations, in which case the Issuer shall provide the Agent or each Purchaser, as applicable, with prior notice of such disclosure required under this clause (b). Neither the Issuer nor any Subsidiary shall, nor shall any of their respective officers, directors, employees and agents, provide the Agent or Purchasers with any material nonpublic information regarding the Issuer or any Subsidiary from and after the issuance of the above referenced press release without the express written consent of the Agent or Purchasers, as applicable.

(g) Additional Secured Debt Facilities. The Issuer agrees that, as long as any Note is outstanding, the terms of any additional secured indebtedness entered into by any Obligor with any third party, shall be not materially more favorable (taken as a whole) to the lenders providing such Indebtedness than such terms in this Agreement (except for any materially more favorable terms that are added for the benefit of the Purchasers under this Agreement).

7. Conditions to the Effectiveness of this Agreement and Closing. This Agreement, and the Purchasers’ obligations at the Closing are subject to the fulfillment of all of the following conditions, any of which may be waived in whole or in part by the Agent in its sole discretion:

(a) Representations and Warranties. The representations and warranties made by the Obligors in Section 3 hereof shall be true and correct on the Closing Date.

(b) Certain Transaction Documents. The Agent shall have received executed copies of this Agreement, the Notes, and the other Transaction Documents, including without limitation the following:

(i) the Guaranty Agreement;

(ii) the Security Agreement;

(iii) each Subordination Agreement; and

(iv) such other documents, instruments, and agreements as the Agent or Purchasers may reasonably request.

(c) Collateral Matters. The Agent shall have received (1) such UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Transaction Documents, together with (2) copies of favorable UCC, Tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Obligors, as requested by Agent, indicating that there are no Liens on any of the Collateral other than Permitted Liens or Liens which, in connection with the funding hereunder, will be terminated or released, as applicable, (3) the Information Certificate, duly completed and executed by the Obligors, and (4) an intellectual property security agreement with respect to all intellectual property assets of the Obligors registered with the U.S. Patent and Trademark Office or U.S. Copyright office.

(d) Secretary’s Certificates. The Agent shall have received a certificate of the Secretary, Assistant Secretary or other officer of each Obligor, attaching and certifying copies of its Organizational Documents, certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Obligor and each other jurisdiction specified therein, and of the resolutions of its board of directors, managers, members and/or other equivalent governing body, as applicable, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and certifying the name, title and true signature of each officer of such Obligor executing the Transaction Documents to which it is a party.

(e) Payoff Letters. The Agent shall have received such payoff letters, UCC termination statements, intellectual property releases, and such other collateral release documents as may be necessary to evidence the release of any Liens in favor of the holders of the Existing Debt on any property of any Obligor.

(f) Opinion. The Agent shall have received an opinion letter, in form and substance acceptable to Agent, from counsel to the Issuer to the effect that (i) the Issuer’s offer, sale and issuance of the Securities, in the manner contemplated by this Agreement, is exempt from the registration requirements of the Securities Act and (ii) as to the due authorization and enforceability of this Agreement and the other Transaction Documents.

(g) Insurance. Certificates of insurance and endorsements naming Agent, in its capacity as agent to the Purchasers, as loss payee and additional insured on each Obligor’s property and liability policies as may be requested by Agent.

(h) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Obligors shall have obtained all governmental approvals required in connection with the Securities.

(i) Legal Requirements. At the Closing, the sale and issuance by the Issuer, and the purchase by the Purchasers, of the Securities shall be legally permitted by all laws and regulations to which the Purchasers or any of the Obligors are subject.

(j) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Agent and Purchasers.

(k) Closing Date Acquisitions. The Agent shall be satisfied with the terms of the Closing Date Acquisitions and that the Closing Date Acquisitions shall be consummated on the Closing Date, concurrent with the funding hereunder.

(l) Purchasers’ Expenses. Payment of the expenses to the Agent, for the benefit of the Purchasers, in connection with the Transaction Documents, subject to a cap of $200,000, for the expenses incurred prior to the Closing Date.

(m) Additional Conditions. The Agent shall have received lien searches, evidence of perfection of its security interest, evidence of the Obligors’ respective existence and authorization of the transactions contemplated hereby, and such other agreements, documents and instruments as it may reasonably require.

8. Conditions to Obligations of the Issuer. The Issuer’s obligation to issue and sell the Notes at Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Issuer:

(a) Representations and Warranties. The representations and warranties made by the Agent and Purchasers, as applicable, in Section 4 hereof shall be true and correct.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Issuer shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Securities.

(c) Legal Requirements. At each Closing, the sale and issuance by the Issuer, and the purchase by the Purchasers, of the Securities, shall be legally permitted by all laws and regulations to which the Purchasers or the Issuer are subject.

(d) Purchase Price. The Purchasers shall have delivered to Issuer the Purchase Price in respect of the Notes being purchased.

(e) Transaction Documents. The Issuer shall have received executed copies of this Agreement and the other Transaction Documents.

9. Agent

(a) Each Purchaser hereby designates and appoints Leonite Capital as its agent under this Agreement and the other Transaction Documents and each Purchaser hereby irrevocably authorizes the Agent to execute and deliver each of the other Transaction Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as agent for and on behalf of the Purchasers on the conditions contained in this Section 9. Any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document notwithstanding, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Transaction Documents, nor shall the Agent have or be deemed to have any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Transaction Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only a representative relationship between independent contracting parties. Each Purchaser hereby further authorizes the Agent to act as the secured party under each of the Transaction Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, or of any other provision of the Transaction Documents that provides rights or powers to the Agent, Purchasers agree that the Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the collections of the Obligors and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Transaction Documents, (c) exclusively receive, apply, and distribute the collections of the Obligors and their Subsidiaries as provided in the Transaction Documents, (d) open and maintain such bank accounts and cash management arrangements as the Agent deems necessary and appropriate in accordance with the Transaction Documents for the foregoing purposes with respect to the Collateral and the collections of the Obligors and their Subsidiaries, (e) perform, exercise, and enforce any and all other rights and remedies of the Purchasers with respect to the Obligors, Guarantors, the Obligations, the Collateral, the collections of the Obligors and their Subsidiaries, or otherwise related to any of same as provided in the Transaction Documents, and (f) incur and pay such expenses and other amounts as the Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Transaction Documents.

(b) The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

(c) None of the Agent-Related Persons shall (a) be liable to the Purchasers for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction), or (b) be responsible in any manner to any of the Purchasers for any recital, statement, representation or warranty made by any Obligor, any Subsidiary or Affiliate thereof, any other Person party to a Transaction Document, or any officer or director thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of any Obligor or Subsidiary thereof or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Purchasers to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the books and records or properties of the Obligors and their respective Subsidiaries.

(d) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor or counsel to any Purchaser), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless the Agent shall first receive such advice or concurrence of the Purchasers as it deems appropriate and until such instructions are received, the Agent shall act, or refrain from acting, as it deems advisable. If the Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Purchasers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Purchasers and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Purchasers.

(e) The Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default, unless the Agent shall have received written notice from a Purchaser or an Obligor referring to this Agreement, describing such default or Event of Default, and stating that such notice is a “notice of default” (in which case the Agent shall promptly give notice of such receipt to all Purchasers). Subject to Section 9(d), the Agent shall take such action with respect to such default or Event of Default as may be requested by the Required Purchasers in accordance with Section 10(m); provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem advisable.

(f) Each Purchaser acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of any Obligor or any Subsidiary or Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Purchaser. Each Purchaser represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors or any other Person party to a Transaction Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Obligors. Each Purchaser also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors or any other Person party to a Transaction Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Purchasers by the Agent, the Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Obligors or any other Person party to a Transaction Document that may come into the possession of any of the Agent-Related Persons. Each Purchaser acknowledges that the Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Purchaser with any credit or other information with respect to any Obligor, their respective Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came in to the Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Purchaser became a party to this Agreement.

(g) The Agent may incur and pay expenses and other amounts to the extent the Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Transaction Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Obligors or other Obligor is obligated to reimburse the Agent or Purchasers for such expenses pursuant to this Agreement or otherwise. The Agent is authorized and directed to deduct and retain sufficient amounts from the collections of the Obligors and its Subsidiaries received by the Agent to reimburse the Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Purchasers. In the event the Agent is not reimbursed for such costs and expenses by the Obligors, each Purchaser hereby agrees that it is and shall be obligated to pay to the Agent such Purchaser’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Purchasers, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Obligors and without limiting the obligation of Obligors to do so), from and against any and all claims and liabilities. Without limitation of the foregoing, each Purchaser shall reimburse the Agent upon demand for such Purchaser’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Transaction Document, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Obligors. The undertaking in this Section 9(g) shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

(h) Leonite Capital and its Affiliates may make loans to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Obligors and their Subsidiaries and Affiliates and any other Person party to any Transaction Document as though Leonite Capital were not the Agent hereunder, and, in each case, without notice to or consent of the other members of the Purchasers. The other Purchasers acknowledge that, pursuant to such activities, Leonite Capital or its Affiliates may receive information regarding Obligors or their Affiliates or any other Person party to any Transaction Documents that is subject to confidentiality obligations in favor of Obligors or such other Person and that prohibit the disclosure of such information to the Purchasers, and the Purchasers acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver the Agent will use its reasonable best efforts to obtain), the Agent shall not be under any obligation to provide such information to them. The terms “Purchaser” and “Purchasers” include Leonite Capital in its individual capacity.

(i) The Agent may resign as the Agent upon 30 days prior written notice to the Purchasers (unless such notice is waived by the Required Purchasers) and Obligors (unless such notice is waived by Obligors). If the Agent resigns under this Agreement, the Required Purchasers shall be entitled (without the consent of Obligors or any other Person) to appoint a successor Agent for the Purchasers. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Purchasers, a successor Agent. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as the Agent shall be terminated. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor Agent has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Purchasers shall perform all of the duties of the Agent hereunder until such time, if any, as the Purchasers appoint a successor Agent as provided for above.

(j) Any Purchaser and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Obligors and their Subsidiaries and Affiliates and any other Person party to any Transaction Documents as though such Purchaser were not a Purchaser hereunder without notice to or consent of the other Purchasers. The other members of the Purchasers acknowledge that, pursuant to such activities, such Purchaser and its respective Affiliates may receive information regarding Obligors or their Affiliates or any other Person party to any Transaction Documents that is subject to confidentiality obligations in favor of Obligors or such other Person and that prohibit the disclosure of such information to the Purchasers, and the Purchasers acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Purchaser will use its reasonable best efforts to obtain), such Purchaser shall not be under any obligation to provide such information to them.

(k) The Purchasers hereby irrevocably authorize the Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by the Obligors of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Obligors certify to the Agent that the sale or disposition is permitted under the Transaction Documents (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Obligor owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Obligor under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Obligors and the Purchasers hereby irrevocably authorize the Agent, based upon the instruction of the Required Purchasers, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether judicial action or otherwise) in accordance with legal requirements. Except as provided above, the Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Purchasers, or (z) otherwise, the Required Purchasers. Upon request by the Agent or Obligors at any time, the Purchasers will confirm in writing the Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9(k); provided, however, that (1) the Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Obligor in respect of) all interests retained by such Obligor, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(l) The Agent shall have no obligation whatsoever to any of the Purchasers to assure that the Collateral exists or is owned by any Obligor or Subsidiary thereof or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Transaction Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Agent may act in any manner it may deem appropriate, in the Agent’s sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Purchasers and that the Agent shall have no other duty or liability whatsoever to any Purchaser as to any of the foregoing, except as otherwise provided herein.

(m) Each of the Purchasers agrees that it shall not, unless specifically requested to do so in writing by the Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Transaction Document against any Obligor or Subsidiary thereof or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(n) The Agent hereby appoints each other Purchaser as its agent (and each Purchaser hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Purchaser obtain possession or control of any such Collateral, such Purchaser shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver possession or control of such Collateral to the Agent or in accordance with the Agent’s instructions.

(o) Each Purchaser authorizes and directs the Agent to enter into this Agreement and the other Transaction Documents. Each Purchaser agrees that any action taken by the Agent in accordance with the terms of this Agreement or the other Transaction Documents relating to the Collateral and the exercise by the Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Purchasers.

10. Miscellaneous.

(a) Waivers and Amendments.

(i) No amendment, consent, or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Obligors therefrom, shall in any event be effective unless the same shall be approved in writing and signed by the Required Purchasers (or by the Agent with the consent of the Required Purchasers) and the applicable Obligor, as the case may be, and acknowledged by the Agent, and then such amendment, consent or waiver shall be effective only in the specific instance and the specific purpose for which given; provided, however, that no such amendment, consent or waiver shall, unless signed by the Agent, all of the Purchasers directly and adversely affected thereby and the applicable Obligor, do any of the following:

(1) increase the amount of or extend the expiration date of any Obligations of any Obligor,

(2) postpone or delay any date fixed by this Agreement or any other Transaction Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Transaction Document,

(3) reduce the principal of, or the rate of interest on, any Note or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Transaction Document,

(4) amend, modify or eliminate this Section or any provision of this Agreement providing for consent or other action by all Purchasers,

(5) other than as permitted by Section 9(k), release or subordinate the Agent’s lien in and to any of the Collateral, or

(6) amend, modify or eliminate the definition of Required Purchasers, Pro Rata Share; or

(7) change Section 2(d) or 2(e) in a manner that would alter the pro rata application required thereby;

provided, further, that, notwithstanding anything herein to the contrary, no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Purchasers required above, affect the rights or duties of the Agent under this Agreement or any other Transaction Document.

(ii) For the avoidance of doubt, no consent of Obligors or of any Purchasers shall be required in connection with provisions that may be modified with Agent’s consent in its sole or reasonable discretion.

(b) Application of Payments. The Agent and Purchasers may apply any payments collected pursuant to this Agreement or the Notes, whether by exercise of remedies or otherwise, to such of the Obligations as may then be due and payable as set forth in the Transaction Documents or as the Agent and Required Purchasers shall determine.

(c) Most Favored Lender. If at any time the Issuer enters into a subsequent secured debt financing arrangement with any Person and the documentation includes (a) covenants or events of default (including related definitions) in favor of such third-party that are not provided for in this Agreement or the Notes, (b) covenants or events of default (including related definitions) in favor of such third-party, that are more restrictive than the same or similar provisions provided for in this Agreement or the Notes and/or (c) requirements for such subsequent financing, to be secured by collateral or guaranteed by Subsidiaries of the Issuer that are not already Guarantors hereunder (any or all of the foregoing, collectively, the “Most Favored Lender Provisions”), then (i) such Most Favored Lender Provisions shall immediately and automatically be deemed incorporated into this Agreement as if set forth fully herein and therein, mutatis mutandis, and no such incorporated provision may thereafter be waived, amended or modified except pursuant to the provisions of Section 10(a), and (ii) the Issuer and the Guarantors shall promptly so advise the Agent in writing. Thereafter, upon the request of the Agent, the Issuer and the Guarantors shall enter into an amendment to this Agreement and the Notes (at the expense of the Issuer) evidencing the incorporation of such Most Favored Lender Provisions, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation described in clause (i) of the immediately preceding sentence.

(d) Governing Law; Jurisdiction.

(i) This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

(ii) Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan, City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Transaction Document shall affect any right that Agent or each Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against any Obligor or any other Person or its properties in the courts of any jurisdiction.

(iii) Each Obligor irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (ii) of this Section 10(d) and brought in any court referred to in paragraph (ii) of this Section 10(d). Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10(j). Nothing in this Agreement or in any other Transaction Document will affect the right of any party hereto to serve process in any other manner permitted by law.

(e) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(f) Successors and Assigns. Subject to the restrictions on transfer described in Sections 10(g) and 10(h) below, the rights and obligations of the Obligors, Agent and each Purchaser shall be binding upon and benefit the respective successors, assigns, heirs, administrators and transferees of such parties.

(g) Registration, Transfer and Replacement of the Notes. The Issuer will keep, at its Principal Office, books for the registration and registration of transfer of the Notes. Prior to presentation of the Notes for registration of transfer, the Issuer shall treat the Person in whose name each Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Issuer shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of such Note, at his/her/its option, may in person or by duly authorized attorney surrender the same for exchange at the Principal Office, and promptly thereafter and at the Issuer’s expense, except as provided below, receive in exchange therefor one or more new Note(s), which shall be for the same principal amount as the then unpaid principal amount of the Note(s) so surrendered and shall be dated the date to which interest shall have been paid on the Note(s) so surrendered or, if no interest shall have yet been so paid, dated the date of the Note(s) so surrendered, and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any such Note and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, the Issuer, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, and in the case of a lost, stolen or destroyed Note, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(h) Assignment. The rights, interests and obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by any Obligor without the prior written consent of the Agent and the Purchasers. Each Purchaser may assign its interests and obligations hereunder or any participation interests in the Notes and the Obligations thereunder, in whole or in part (i) at any time without consent of any Obligor or any other person, to any of such Purchaser’s Affiliates, (ii) with Issuer’s prior written consent, such consent not to be unreasonably delayed or withheld, and shall be deemed to be given and Issuer has not objected within 10 Business Days at any time with consent to any non-Affiliate of such Purchaser or (iii) at any time without consent of any Obligor or any other person if any Event of Default has occurred and is continuing, without consent.

(i) Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes and contains the entire agreement among the Obligors, Agent and the Purchasers and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(j) Notices. All communications provided for herein and, unless explicitly provided otherwise therein, in any of the other Transaction Documents shall be in writing. Any such communication must be sent (i) if to Issuer or any Guarantor, to it at:

c/o 1847 Holdings LLC.
590 Madison Avenue, 21st Floor
New York, NY 10022
Attn: Ellery W. Roberts
Email:

or at such other address (or telecopy number) as may be furnished in writing by Issuer or the Guarantors to Purchaser;

with a copy (which shall not constitute notice) to:

Bevilacqua PLLC.
1050 Connecticut Avenue, NW, Suite 500
Washington, DC 20036
Attn: Louis Bevilacqua
Email:

(ii) if to Agent or Leonite, to it at:

Leonite Capital LLC

1 Hillcrest Center Drive

Suite 232

Spring Valley, New York 10977

Attention: Avi Geller

(iii) if to Silac, to it at the below applicable address:

Leonite Capital LLC

1 Hillcrest Center Drive

Suite 232

Spring Valley, New York 10977

Attention: Avi Geller

SILAC Insurance Company
c/o Antarctica Investment Advisors, LLC
630 Fifth Avenue, 20th Floor
New York, NY 10111

Attn: Andrew Bonita
Email:

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP.
875 3rd Ave
New York, NY 10022
Attn: Patrick Costello
Email:

All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being deposited with an overnight courier service of recognized standing, or (iv) four days after being deposited in the U.S. mail, first class with postage prepaid.

(k) Expenses; Indemnification. Each party shall pay the fees and expenses of its respective counsel with respect to the negotiation, execution, delivery, and performance of this Agreement and the Transaction Documents; provided, that Issuer shall reimburse the expenses of Agent and Purchasers incurred in connection with the execution and delivery of this Agreement in an aggregate amount of up to $200,000. In the event of the occurrence of an Event of Default hereunder or under any other Transaction Document, Obligors shall pay, jointly and severally, all fees, costs and expenses (including, without limitation, legal fees and expenses) incurred by Agent or any Purchaser in connection with the enforcement or collection of the Notes and the other Transaction Documents. Each Obligor agrees, jointly and severally, to defend (with counsel reasonably satisfactory to the Agent and the Required Purchasers), protect, indemnify and hold harmless Agent, each Purchaser, each Affiliate or subsidiary of Agent or any Purchaser, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable and documented fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of the Notes or any other Transaction Document, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the investment evidenced by the Notes or the use or intended use of the proceeds of such Notes; provided, however, that Obligors shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party, as finally determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Obligors shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the rate provided herein from the date incurred by each Indemnified Party until paid by Obligors, and shall constitute obligations evidenced by the Notes. The provisions of this paragraph shall survive the satisfaction and payment of the obligations evidenced by the Notes.

(l) Further Assurances. Upon the reasonable request of the Agent, a Purchaser or any Obligor, the Agent, Purchasers or the Obligor, as the case may be, agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the transactions contemplated by this Agreement.

(m) Remedies. In addition to the remedies set forth in the Notes, upon the occurrence or existence of any Event of Default, the Agent may, and at the instruction of the Required Purchasers, shall exercise any other right, power or remedy granted to the Agent or the Purchasers by any Transaction Document or otherwise permitted to them by law, either by suit in equity or by action at law, or both. Each Obligor acknowledges that violation of any one or more of the terms of this Agreement or any other Transaction Document would immeasurably and irreparably damage the Purchasers, and, accordingly, each Obligor agrees that for any violation or threatened violation of any of such terms, the Purchasers shall (and the Agent has the right to enforce on the Purchasers’ behalf), in addition to any other rights and remedies available to them, at law or otherwise (including, without limitation, the recovery of damages from the Obligors), be entitled to specific performance and an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Obligors, or any of them, from committing any violation or threatened violation of the terms hereof.

(n) Waivers and Consents. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, or any consent hereunder shall be binding upon any party hereto unless set forth in writing and signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any term or condition of this Agreement. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, the approval of any action by the board of directors or manager, as applicable, of any Obligor shall not be deemed to be the consent of the Purchasers, regardless of whether any member of the board of directors or manager was appointed by a Purchaser.

(o) Subordination of Intercompany Obligations. Any Indebtedness of any Obligor (the “Debtor-Obligor”) now or hereafter owing to any other Obligor (the “Creditor-Obligor”) is here-by subordinated to the Obligations of such Debtor-Obligor owing to the Agent and Purchasers; and if the Agent so requests at a time when an Event of Default exists, all such Indebtedness of such Debtor-Obligor to such Creditor-Obligor shall be collected, enforced and received by such Creditor-Obligor for the benefit of the Agent and Purchasers and be paid over to the Agent on behalf of the Purchasers on account of the Obligations, but without affecting or impairing in any manner the liability of any Obligor under the other provisions of this Agreement and the Transaction Documents. Without limiting the generality of the foregoing, any Liens granted by any Debtor-Obligor in favor of any Creditor-Obligor is hereby made subordinate and junior to the Liens granted by such Debtor-Obligor to the Agent, for the benefit of the Purchasers.

(p) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(q) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(r) Counterparts. This Agreement may be executed in any number of counterparts (including by way of electronic transmission), each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

(s) Time Is of the Essence. Time is of the essence of this Agreement, and of each provision hereof.

(t) WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

ISSUER:

1847 HOLDINGS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

GUARANTORS:

1847 WOLO INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

1847 CABINET INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

1847 ASIEN INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

ASIEN’S APPLIANCES, INC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

KYLE’S CUSTOM WOOD SHOP, INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

HIGH MOUNTAIN DOOR & TRIM INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

SIERRA HOMES LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

WOLO INDUSTRIAL HORN & SIGNAL, INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

WOLO MFG. CORP.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Executive Chairman

AGENT:

LEONITE CAPITAL LLC

By:	/s/ Avi Geller
Name:	Avi Geller
Title:	Chief Investment Officer

PURCHASERS:

LEONITE CAPITAL LLC

By:	/s/ Avi Geller
Name:	Avi Geller
Title:	Chief Investment Officer

SILAC INSURANCE COMPANY

By:	/s/Andrew Bonita
Name:	Andrew Bonita
Title:	Authorized Signatory for Antarctica Investment Advisors, LLC, as Attorney-in-Fact for SILAC Insurance Company